Exhibit 10.1

EXECUTIVE AGREEMENT

THIS EXECUTIVE AGREEMENT (this “Agreement”), dated as of May29, 2017, is entered into by and between Chipotle Services, LLC, a Colorado limited liability company (the “Company”), and Scott Boatwright (the “Executive”).

WHEREAS, the Executive has been hired by the Company, effective May 29, 2017 (the “Initial Date of Employment”), to serve, on an at-will employment basis, as Chief Restaurant Officer of the Company and its affiliated companies;

WHEREAS, the Company and the Executive desire to enter into a mutually satisfactory arrangement concerning certain benefits to be granted to the Executive in the event that the Executive’s employment is terminated without cause prior to the second anniversary of commencement of his employment.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.	Separation from Service.

(a) Severance Agreement.  In the event the Executive is terminated by the Company for any reason other than “cause” (as defined below) within twenty-four months of the Executive’s Initial Date of Employment, the Executive shall be entitled to receive up to twelve months’ base salary, at the mutually-agreed salary rate in effect at the time of such termination.  If the termination occurs within twelve months of the Initial Date of Employment, the Executive shall be entitled to receive twelve months’ base salary. Following the Executive’s initial twelve months of employment, the maximum twelve-month severance will reduce one month for each additional month of service until fully exhausted at twenty-four months of employment.

(b) “Cause”. For purposes of this Agreement, “cause” shall mean the occurrence of one or more of the following events: (i) the Executive’s arrest for or conviction of any felony and/or any misdemeanor involving moral turpitude, fraud, or embezzlement, or the Executive’s arrest for or conviction of a crime related to any other act or omission involving dishonesty or fraud; (ii) the Executive’s working under the influence of alcohol, the use of illegal drugs (whether or not at the workplace), or other conduct causing the Company or any of its subsidiaries or affiliates public disgrace, disrepute or economic harm; (iii) the Executive’s failure to take specific actions as directed by the Company’s CEO or the Board of Directors of the Company’s parent corporation; (iv) any negligence, misconduct, or breach of fiduciary duty by the Executive; (v) the Executive’s failure to cooperate in any audit or investigation; (vi) any act of theft, embezzlement, fraud or misappropriation of the property of the Company, its subsidiaries, or affiliates; or (vii) any breach of any agreement with, or policy of, the Company, its subsidiaries, or affiliates.

(c) Release of Claims.   In consideration of the payments and benefits to be provided to the Executive under this Agreement, within 45 days following the date of a termination of the Executive for any reason other than “cause”, the Executive shall execute and deliver to the Company a mutual release of claims and non-competition agreement in customary form (the “Release”) and shall not revoke such Release. If the Executive does not execute and deliver the Release within such 45-day period or revokes the Release in the time period set forth therein, this Agreement shall be null and void ab initio and of no force or effect.

2.	Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. For purposes of Section 409A of the Code, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.

(b) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

3.	Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, as applicable, the Company and the Executive and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, and legatees. This Agreement is personal in nature and the Executive shall not, without the written consent of the Company, assign, transfer, or delegate this Agreement or any rights or obligations hereunder.

(b) Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to such state’s laws and principles regarding the conflict of laws. The Company and the Executive (i) agree that any suit, action, or legal proceeding with respect to this Agreement shall be brought in the courts of record of the State of Colorado in Denver County or the court of the United States, District of Colorado; (ii) consent to the jurisdiction of each such court in any suit, action, or proceeding; and (iii) waive any objection that they may have to the laying of venue of any such suit, action, or proceeding in any of such courts.

(c) Amendment; Entire Agreement. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, modification, waiver, or discharge is agreed to in writing and such writing is signed by the Company and the Executive. From and after the date hereof, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, except as otherwise explicitly provided herein.

(d) Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(e) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. In addition, the Company may report the value of any benefits provided under this Agreement to the applicable tax authorities as required by any applicable law or regulation.

(f) Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

CHIPOTLE SERVICES, LLC

By:	/s/ Steve Ells
	Name:	Steve Ells
	Title:	Manager

EXECUTIVE

/s/ Scott Boatwright
Scott Boatwright

[Signature Page to Executive Agreement]